Exhibit 10.11

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

This Agreement, having an effective date of October 14, 2013 (the “Effective Date”), is made and entered into by and between the University of Iowa Research Foundation (hereinafter “UIRF”) having offices at 112 North Capitol Street, 6 Gilmore Hall, Iowa City, Iowa 52242 and AAVenue Therapeutics, LLC, a Delaware limited liability company (hereinafter “LICENSEE”), having offices at c/o The Children’s Hospital of Philadelphia, 34th Street and Civic Center Blvd., Philadelphia, PA 19104.

WHEREAS, under the patent policy of The University of Iowa (“UI”), all inventions and technology arising during the normal course of research and teaching at the UI are assigned and entrusted to the UIRF to obtain patent or other appropriate intellectual property protection and license said technology;

WHEREAS, UIRF and The General Hospital Corporation d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, MA 02114 (“Institute”) are, therefore, co-owners by assignment of the PATENT RIGHTS (as defined below) from their respective inventors named therein (“Inventor/s”) of their entire right, title and interest in the PATENT RIGHTS;

WHEREAS, LICENSEE wishes to obtain an exclusive world-wide license in order to practice the above referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

WHEREAS, UIRF wishes to grant such a license to LICENSEE in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:

ARTICLE I — DEFINITIONS

1.1 PATENT RIGHTS shall mean (a) the patents and patent applications set forth in Appendix A, (b) all of UFs and UIRF’s interests in patents and patent applications, in addition to those set forth in Appendix A, claiming inventions conceived, reduced to practice or otherwise generated in the conduct of activities pursuant to the UI-CHOP-HHMI RCA (defined below), whether prior to or after the Effective Date, and (c) the inventions described and claimed in any of the foregoing, and any divisionals, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in such patents and patent applications, patents issuing thereon, reexaminations and reissues thereof; and any and all counterparts of such patents and patent applications in any country of the world; all of which will be automatically incorporated into and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made part thereof.

1.2 LICENSED PRODUCTS shall mean products the manufacture, use, offer for sale, sale or importation of which are covered by a VALID CLAIM, products made in accordance with or by means of LICENSED PROCESSES or products that are discovered, developed, manufactured or commercialized through the use of RCA Results (defined below).

1.3 LICENSED PROCESSES shall mean processes the practice of which are covered by a VALID CLAIM.

1.4 NET SALES shall mean amounts invoiced by LICENSEE, its AFFILIATES and sublicensees for sales of LICENSED PRODUCTS to third parties, less the following to the extent applicable to such sales:

(i) trade, quantity and cash discounts and reasonable services fees paid to wholesalers and distributors;

(ii) taxes, tariffs, customs duties, excises and other duties and governmental charges (other than taxes on income) levied on the sale, transportation or delivery of LICENSED PRODUCTS, listed separately on invoices and actually paid by LICENSEE or its AFFILIATES or sublicensees;

(iii) credits, chargebacks, retroactive price reductions, rebates and returns actually paid or allowed by LICENSEE or its AFFILIATES or sublicensees;

(iv) transportation, insurance, packaging and postage charges, if listed separately on invoices and actually paid by LICENSEE or its AFFILIATES or sublicensees;

(v) negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms;

(vi) discounts paid under discount prescription drug programs and reductions for coupon and voucher programs; and

(vii) invoiced amounts that are subsequently written off as uncollectible.

Sales or transfers of LICENSED PRODUCTS among LICENSEE and its AFFILIATES and sublicensees for the purpose of subsequent resale to third parties shall not be included in NET SALES.

Notwithstanding the foregoing, in the event a LICENSED PRODUCT is sold as a COMBINATION PRODUCT, NET SALES shall be calculated by multiplying the NET SALES of the COMBINATION PRODUCT by the fraction A/(A+B), where A is the gross invoice price of the LICENSED PRODUCT if sold separately in a country and B is the gross invoice price of the other product(s) included in the COMBINATION PRODUCT if sold separately in such country. If no such separate sales are made by LICENSEE, its AFFILIATES or sublicensees in a country, NET SALES of the COMBINATION PRODUCT shall be calculated in a manner to be negotiated and agreed upon by the parties, reasonably and in good faith, which shall be based upon the relative value of the active components of such COMBINATION PRODUCT.

As used in this definition, “COMBINATION PRODUCT” means any product that comprises a LICENSED PRODUCT sold in conjunction with another active component that is not a LICENSED PRODUCT (whether packaged together or in the same formulation).

1.5 AFFILIATES shall mean corporations and non-corporate entities that control, are controlled by or are under the common control with a party. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.6 FIELD shall mean all diagnostic, prophylactic and therapeutic uses.

1.7 VALID CLAIM shall mean a claim of (a) any issued, unexpired patent included in the PATENT RIGHTS which (i) has not been finally cancelled, withdrawn, abandoned, rejected, permanently revoked or nullified, held invalid or declared unpatentable or unenforceable by any court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been rendered unenforceable through disclaimer or otherwise, and (iii) is not lost through an interference or opposition proceeding; or (b) any patent application included in the PATENT RIGHTS that shall not have been cancelled, withdrawn or abandoned.

1.8 UI-CHOP-HHMI RCA shall mean the Research Collaboration Agreement effective as of February 10, 2012, by and among UI, on behalf of itself and its employee [**], Howard Hughes Medical Institute (“HHMI”) and The Children’s Hospital of Philadelphia (“CHOP”), as amended effective November 19, 2012 and September 3, 2013, a copy of which is attached as Appendix C.

1.9 RCA Results shall mean all Research Project Results, as such term is defined in the UI-CHOP-HHMI RCA.

ARTICLE II — GRANT

2.1 UIRF hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide, exclusive (subject to Paragraph 2.3) license in the FIELD under PATENT RIGHTS and RCA Results to make and have made, to use and have used, to offer for sale, sell and have sold, and to import and have imported LICENSED PRODUCTS, and to practice LICENSED PROCESSES. Such license shall include the right to grant sublicenses. LICENSEE agrees during the period of exclusivity of this license in the United States, that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States to the extent required under applicable law, such as 35 U.S.C. § 202 et seq. and the regulations pertaining thereto.

2.2 The term of this Agreement, the exclusive license set forth in Paragraph 2.1 and LICENSEE’S royalty obligations pursuant to Paragraph 3.3 shall commence on the Effective Date and continue, on a LICENSED PRODUCT-by-LICENSED PRODUCT and LICENSED PROCESS-by-LICENSED PROCESS, and country-by-country, basis until the expiration of the last-to-expire VALID CLAIM covering the manufacture, use, offer for sale, sale or importation of such LICENSED PRODUCT in such country. Following expiration of this Agreement with respect to a LICENSED PRODUCT or LICENSED PROCESS in a country, the exclusive license set forth in Paragraph 2.1 with respect to RCA Results relating to such LICENSED PRODUCT or LICENSED PROCESS in such county shall convert to a fully paid-up, non-royalty-bearing, perpetual exclusive license that shall thereafter survive any termination or expiration of this Agreement.

2.3 The granting and acceptance of this license is subject to the following conditions:

(a)	The UI Patent Policy approved in 1983, Public Law 96-517 and Public Law 98-620. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provision of that statute.

(b)	UIRF and Institute reserve for itself, Institute’s AFFILIATES, their respective Inventors, and future not-for-profit employers of their respective Inventors, the right to make and to use for educational, research, and patient care and treatment purposes only, the subject matter covered by PATENT RIGHTS and RCA Results. UIRF further reserves the right to provide and to grant non-exclusive licenses to make and use subject matter covered by PATENT RIGHTS and RCA Results to not-for-profit organizations and government entities, in each case for internal research and scholarly purposes only, as required under applicable law, such as 35 U.S.C. § 202 et seq. and the regulations pertaining thereto.

(c)	LICENSEE shall pay all future costs connected with LICENSEE’S commercial development of the LICENSED PRODUCTS, including but not limited to the costs of complying with applicable governmental testing, approvals and regulations.

(d)	LICENSEE shall use reasonable efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public, to the extent consistent with sound and reasonable business practices and judgment.

(e)	UIRF shall have the right to terminate or render this license non-exclusive at any time after five (5) years from the Effective Date if, at such time, both of the following conditions exist and LICENSEE does not eliminate either of such conditions after written notice thereof from UIRF during the cure period set forth below:

(i)	has not put the licensed subject matter into commercial use in any country, directly or through an AFFILIATE or sublicensee, and

(ii)	is not demonstrably engaged in a research, development, manufacturing, marketing, or licensing program, as appropriate, directed toward this end.

In order to exercise any right under this Paragraph 2.3(e), UIRF must give LICENSEE a one hundred twenty (120) day prior written notice of such exercise referencing this Paragraph, and if LICENSEE eliminates either of the above conditions during such one hundred twenty (120) day written period, such exercise shall not take effect.

(f)	All sublicenses granted by LICENSEE hereunder shall include a requirement that the sublicensee use its reasonable efforts to bring the subject matter of the sublicenses into commercial use as quickly as is reasonably practicable, consistent with sound and reasonable business practices and judgment, and otherwise be consistent with LICENSEE meeting LICENSEE’S obligations to UIRF under this Agreement. Copies of all sublicense agreements shall be provided to UIRF within [**] days of execution, provided that UIRF shall hold such agreements in strict confidence and use them solely to monitor LICENSEE’S compliance with this Agreement.

2.4 UIRF hereby grants to LICENSEE the right to extend the licenses granted or to be granted in Paragraph 2.1 to LICENSEE’S AFFILIATES and sublicensees subject to the terms and conditions hereof.

2.5 All rights reserved to the United States Government and others under Public Law 96-517 and 98620 shall remain and shall in no way be affected by this Agreement.

ARTICLE III — EQUITY INTEREST, ROYALTIES, PAYMENTS

3.1 In partial consideration for the rights and licenses granted by UIRF to LICENSEE herein and for UIRF’s incurred, previously unreimbursed out-of-pocket patent expenses for PATENT RIGHTS as of the Effective Date, concurrently with the execution of this Agreement, LICENSEE and UIRF are entering into a Common Share Membership Agreement (Appendix B) pursuant to which LICENSEE will issue to UIRF [**] common membership interest shares in LICENSEE as set forth therein (the “Equity Consideration”).

3.2 LICENSEE shall reimburse UIRF for [**] percent ([**]%) of UIRF’s incurred, previously unreimbursed out-of-pocket patent expenses for PATENT RIGHTS, which include services rendered through June 30, 2013 that UIRF has received invoices for as of August 6, 2013. For avoidance of doubt, such amount constitutes a one-time, non-refundable payment of $[**], which LICENSEE shall pay to UIRF within [**] days after the Effective Date. In addition, [**] common membership interest shares of the Equity Consideration are in consideration for the other [**] percent ([**]%) of UIRF’s incurred, previously unreimbursed out-of-pocket patent expenses for PATENT RIGHTS.

3.3 (a) LICENSEE shall pay directly to UIRF within [**] days after the end of each calendar quarter during which NET SALES occur, on a LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis, royalties of:

(i)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for Huntington’s disease sold for Prophylactic and Therapeutic uses, sold by LICENSEE and its AFFILIATES and sublicensees;

(ii)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for Huntington’s disease sold for Diagnostic uses, sold by LICENSEE and its AFFILIATES and sublicensees;

(iii)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for any Lysosomal storage disease, including Batten’s disease, sold for Prophylactic and Therapeutic uses, sold by LICENSEE and its AFFILIATES and sublicensees;

(iv)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for any Lysosomal storage disease, including Batten’s disease, sold for Diagnostic uses, sold by LICENSEE and its AFFILIATES and sublicensees;

(v)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for any other disease sold for Prophylactic and Therapeutic uses, sold by LICENSEE and its AFFILIATES and sublicensees; and

(vi)	[**] percent ([**]%) of the NET SALES of all LICENSED PRODUCTS indicated for any other disease sold for Diagnostic uses, sold by LICENSEE and its AFFILIATES and sublicensees.

(b)	On sales among LICENSEE and its AFFILIATES and sublicensees for resale, such royalties shall not be paid, but such royalties shall thereafter be paid on NET SALES arising from the resale.

(c)	No more than one of the above royalties shall be payable on NET SALES arising from any given sale of a LICENSED PRODUCT, and if more than one of the above royalties would otherwise apply to a given sale of a LICENSED PRODUCT, only the highest applicable royalty above shall apply to such sale.

3.4 LICENSEES shall pay UIRF the following amounts upon LICENSEE or its AFFILIATES or sublicensees achieving the following milestones, which each shall be payable no more than once irrespective of how many times it is achieved or by how many LICENSED PRODUCTED it is achieved. Such payments are due within [**] days after the end of the calendar quarter in which the milestone was achieved.

(a)	$[**] upon the [**];

(b)	$[**] upon the [**];

(c)	$[**] upon [**];

(d)	$[**] upon the [**];

(e)	$[**] upon the [**]; and

(f)	$[**] upon [**].

3.5 Commencing in 2017, an annual license maintenance fee payment of $[**] shall be paid to UIRF. These annual license maintenance fees shall be credited against any milestone payments and royalties that become payable to UIRF during the applicable calendar year for LICENSED PRODUCTS developed for Huntington’s disease but shall not be credited against (a) any milestone payments or royalties accruing in any other period or (b) contract research funding payable to the University of Iowa pursuant to the terms of any sponsored research agreement.

3.6 Commencing in 2017, an annual license maintenance fee payment of $[**] shall be paid to UIRF. These annual license maintenance fees shall be credited against any milestone payments and royalties that become payable to UIRF during the applicable calendar year for LICENSED PRODUCTS developed for any Lysosomal storage disease including Batten’s disease but shall not be credited against (a) any milestone payments or royalties accruing in any other period or (b) contract research funding payable to the University of Iowa pursuant to the terms of any sponsored research agreement.

3.7 The parties acknowledge that they may, by mutual agreement, substitute issuances to UIRF of membership interests in LICENSEE for some or all of the payments described above in Paragraphs 3.4, 3.5 and 3.6. The parties will document any such agreement in writing and anticipate that the magnitude of any such additional equity issuance, if agreed, would be based on the payment amounts that are eliminated by such agreement and the post-financing per share value of LICENSEE’S common equity immediately following the closing of LICENSEE’S then-most recent equity financing, which in turn would be based on the equity valuation model used for such immediately prior equity financing.

3.8 Notwithstanding the above, should the LICENSEE (or any entity or person acting on its behalf) bring any action or claim challenging the validity or enforceability of any PATENT RIGHTS in any forum (“Challenge”), the maintenance fees payable pursuant to Paragraphs 3.5 and 3.6 shall be doubled and all royalty rates applicable to LICENSED PRODUCTS covered by such challenged PATENT RIGHTS shall be increased by [**]% of NET SALES following the date such claim is filed for the remaining term of this Agreement.

3.9 In the event LICENSEE brings a Challenge during the term of this Agreement, LICENSEE agrees to pay directly to UIRF all royalties due under this Agreement during the period of the Challenge. For the avoidance of doubt, LICENSEE shall not pay royalties into any escrow or other similar account.

3.10 In the event that at least one claim of a patent that is subject to a Challenge survives the Challenge without being found invalid or unenforceable, the maintenance fees payable pursuant to Paragraphs 3.5 and 3.6 shall (disregarding the prior doubling thereof pursuant to Paragraph 3.8) be tripled and all royalty rates (disregarding the prior increase in royalty rates under Paragraph 3.8) applicable to LICENSED PRODUCTS covered by such challenged PATENT RIGHTS shall be increased by [**]% of NET SALES following the date of such finding for the remaining term of this Agreement.

3.11 LICENSEE will have no right to any refund or recovery of any payments made under this Article III for any reason whatsoever. Further, LICENSEE acknowledges and agrees that the terms in this Article III reasonably reflect the value derived from this Agreement by LICENSEE in the event of a Challenge.

ARTICLE IV — REPORTING

4.1 Prior to signing this Agreement, LICENSEE has provided to UIRF a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement.

4.2 LICENSEE shall provide written annual reports within [**] days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If progress differs from that anticipated in the plan provided under 4.1, LICENSEE shall explain the reasons for the difference and propose a modified plan for UIRF’s review. LICENSEE shall also provide reasonable additional data requested by UIRF to monitor LICENSEE’S performance.

4.3 LICENSEE shall report to UIRF the date of first sale of LICENSED PRODUCTS in each country within [**] days of occurrence.

4.4 (a) LICENSEE agrees to submit to UIRF within [**] days after the calendar quarters ending March 31, June 30, September 30, and December 31 following the first commercial sale of a LICENSED PRODUCT, reports setting forth for the preceding calendar quarter at least the following information:

(i)	NET SALES of the LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country

(ii)	total invoiced amounts for such LICENSED PRODUCTS;

(iii)	deductions applicable to determine the NET SALES thereof;

(iv)	the amount of royalty due thereon;

and with each such royalty report to pay the amount of royalty due. Such report shall be certified on behalf of LICENSEE as correct by an officer of LICENSEE and shall include a listing of all deductions by category from invoiced amounts as specified herein. If no royalties are due to UIRF for any reporting period, the written report shall so state.

(b)	All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges. LICENSEE shall withhold from its payments to UIRF hereunder and pay to the applicable taxing authorities foreign withholding taxes solely to the extent required under applicable law.

Please make checks payable to THE UNIVERSITY OF IOWA RESEARCH FOUNDATION, Federal Tax ID# 23-7436761, and mail to:

University of Iowa Research Foundation

Attn: [**]

112 North Capitol Street

6 Gilmore Hall

Iowa City, IA 52242-5500

BANK WIRE PAYMENT INSTRUCTIONS:

[**]

If you have questions, please contact: [**].

(c)	All such reports shall be maintained in confidence by UIRF, except as required by law, including Public Law 96-517 and 98-620.

(d)	Late payments shall be subject to an interest charge of [**] percent ([**]%) per annum calculated for the eperiods during which such payments are overdue.

ARTICLE V — RECORD KEEPING

5.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate and correct records of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due hereunder to UIRF. Such records shall be retained for at least [**] years following a given reporting period. They shall be available during normal business hours for inspection at the expense of UIRF by UIRF’s Internal Audit Department or by a Certified Public Accountant selected by UIRF and approved by LICENSEE for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to UIRF any information other than information relating to accuracy of reports and payments made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of [**] percent ([**]%) for any twelve (12) month period, then LICENSEE shall, subject to LICENSEE’S right to dispute any such audit results, pay the cost of such examination as well as any additional sum that would have been payable to UIRF had the LICENSEE reported correctly, plus interest as set forth in Paragraph 4.4(d).

ARTICLE VI — FILING, PROSECUTION AND MAINTENANCE OF PATENTS

6.1 In addition to the reimbursement payment and portion of the Equity Consideration issued to UIRF for UIRF’s incurred, previously unreimbursed out-of-pocket patent expenses for PATENT RIGHTS as set forth in Paragraph 3.2, which include services rendered through June 30, 2013 that UIRF has received invoices for as of August 6, 2013, LICENSEE shall reimburse UIRF for all reasonable expenses UIRF incurs for the preparation, filing, prosecution and maintenance of PATENT RIGHTS following June 30, 2013 within [**] days after receipt of invoices from UIRF. Late payment of these invoices shall be subject to interest charges as set forth in Paragraph 4.4(d). UIRF shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS.

UIRF shall promptly inform LICENSEE regarding all matters directly pertaining to prosecution of PATENT RIGHTS, and shall seek LICENSEE’S counsel in advance of making any filing or taking any other action concerning all proposed courses of action affecting the PATENT RIGHTS, including but not limited to the geographic scope of patent protection that LICENSEE wishes to obtain, and all proposed courses of action in any re-examination, post-grant review, inter partes review, supplemental examination, interference, derivation, opposition or cancellation proceedings.

6.2 UIRF and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of UIRF to execute such papers and instruments as to enable UIRF to apply for, to prosecute and to maintain patent applications and patents in UIRF’s name in any country. Each party shall provide to the other notice at least [**] days prior to making any filing or taking any other action as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.3 If LICENSEE elects to no longer pay the expenses of a patent application or patent included with PATENT RIGHTS, LICENSEE shall notify UIRF not less than [**] days prior to such action and shall thereby surrender its rights under such patent or patent application (in which case such patent or patent application shall thereafter be excluded from the PATENT RIGHTS).

ARTICLE VII — MARKING

7.1 If a licensed patent has been or is subsequently issued to UIRF covering any feature or features of the LICENSED PRODUCTS, LICENSEE agrees to mark each and every package or container in which the LICENSED PRODUCTS are used or sold by or for LICENSEE, if and to the extent legally required, with marking complying with the provisions of Title 35, U.S. Code, Section 287 or any future equivalent provisions of law in the United States relating to the marking of patented devices, or with marking complying with the law of the country where the LICENSED PRODUCTS are shipped, used or sold.

ARTICLE VIII — INFRINGEMENT

8.1 With respect to any PATENT RIGHTS under which LICENSEE is exclusively licensed in the FIELD pursuant to this Agreement, LICENSEE or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive in the FIELD at the time of the commencement of such action. UIRF agrees to notify LICENSEE promptly of each infringement of such patents of which UIRF is or becomes aware. Before LICENSEE or its sublicensees commences an action with respect to any infringement of such patents LICENSEE shall give reasonable consideration to the views of UIRF and to potential effects on the public interest in making its decision whether or not to sue and in the case of such an action by a LICENSEE, its AFFILIATES or sublicensee, shall report such views to the AFFILIATES or sublicensee.

8.2 If LICENSEE elects to sue for patent infringement, UIRF agrees to be named as nominal third party plaintiff if reasonably necessary to the commencement or maintenance of any such action or to establish damages in such action, and further agrees to provide any information available to UIRF and needed by LICENSEE in prosecuting such action. LICENSEE shall reimburse UIRF for any out-of-pocket costs it incurs as part of an action brought by LICENSEE or its sublicensee, irrespective of whether UIRF shall become a co-plaintiff.

8.3 If LICENSEE or its AFFILIATES or sublicensee elects to commence an action as described above, LICENSEE may withhold up to [**] percent ([**]%) of the royalty due to UIRF under this Agreement for any calendar year, during which such action is commenced, in order to cover [**] percent ([**]%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such [**] percent ([**]%) of such expenses and costs exceed the amount of royalties withheld by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to UIRF from LICENSEE in succeeding calendar years, but never by more than [**] percent ([**]%) of the royalty due in any one year.

8.4 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without consent of UIRF and Institute, which consent shall not be unreasonably withheld; provided that, LICENSEE may enter into settlements, consent judgments or other voluntary final dispositions of suits without UIRF’s or Institute’s consent if such dispositions do not admit wrongdoing of any kind of UIRF and/or Institute, do not impose any financial obligations on UIRF and/or Institute for which LICENSEE is not fully indemnifying UIRF and/or Institute, and such dispositions do not admit any invalidity or unenforceability of the PATENT RIGHTS.

8.5 Recoveries, reimbursements, or any other form of award from such action shall first be applied to reimburse LICENSEE and UIRF for litigation costs not paid from royalties in accordance with Paragraph 8.3 and then to reimburse UIRF for such royalties that were withheld. Any remaining recoveries, reimbursements, or any other form of award shall be [**] percent ([**]%) retained by LICENSEE and [**] percent ([**]%) paid to UIRF.

8.6 In the event that LICENSEE and its AFFILIATES and sublicensees, if any, elect not to exercise their right to prosecute an infringement of the PATENT RIGHTS pursuant to the above paragraphs, UIRF may do so at its own expense, controlling such action and retaining all recoveries therefrom.

8.7 If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS is brought against LICENSEE or its AFFILIATES or sublicensees, or UIRF, other than as a counterclaim in a suit brought by LICENSEE or its AFFILIATES or sublicensees pursuant to Paragraph 8.1, then UIRF, at its sole option, shall have the right to intervene and take over the sole defense of the action at its own expense. Before UIRF so intervenes, UIRF shall give reasonable consideration to the views of LICENSEE, its AFFILIATES and sublicensees in defending such action.

8.8 UIRF shall have no obligation to defend any action for infringement brought against LICENSEE or its AFFILIATES or sublicensees by a third party. In the event LICENSEE or its AFFILIATES or sublicensees is sued by a third party, and as a result of the settlement of such suit is required to pay a royalty to a third party on a LICENSED PRODUCT, the amount of royalty paid will be deducted from the royalty payment due to the UIRF for that LICENSED

PRODUCT. In the event the settlement prevents the LICENSEE or its AFFILIATES or sublicensees from continuing sales of a LICENSED PRODUCT, no additional royalties and/or minimum royalties will apply for that LICENSED PRODUCT.

8.9 Sections 8.1, 8.2, 8.4., 8.5, 8.6, 8.7, 8.8, and 8.9 shall survive termination or expiration of this Agreement.

ARTICLE IX — TERMINATION OF AGREEMENT

9.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except as follows:

(a)	UIRF’s right to receive or recover and LICENSEE’S obligation to pay royalties accrued or accruable for payment at the time of any termination;

(b)	LICENSEE’S obligation to maintain records and UIRF’s right to conduct a final audit as provided in Article V of this Agreement; and

(c)	Any cause of action or claim of UIRF, accrued or to accrue because of any breach or default by LICENSEE.

9.2 In the event LICENSEE fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon [**] days written notice, unless LICENSEE makes such payments plus interest within the [**] day notice period. If payments are not so made, UIRF may immediately terminate this Agreement; provided that, if during such [**] day period LICENSEE notifies UIRF that LICENSEE disputes in good faith any such payment amount and pays UIRF all undisputed amounts, then such [**] day period shall be tolled until such dispute is resolved.

9.3 In the event that LICENSEE shall be in material default in the performance of LICENSEE’S obligations under this Agreement (other than as provided in 9.2 above which shall take precedence over any other default), and if the default has not been remedied within [**] days after the date of notice in writing of such default, UIRF may terminate this Agreement immediately by written notice; provided that, if during such [**] day period LICENSEE notifies UIRF that LICENSEE disputes in good faith that it is in material default, then such [**] day period shall be tolled until such dispute is resolved.

9.4 This Agreement will automatically terminate if LICENSEE becomes insolvent, makes an assignment for the benefit of creditors, files or has filed against it a petition in bankruptcy or seeking reorganization, has a receiver appointed, or institutes any proceedings for liquidation or winding-up. Upon any termination as defined herein, LICENSEE’S license under the PATENT RIGHTS and RCA Results shall terminate.

9.5 Any sublicense granted by LICENSEE under this Agreement shall provide for termination or assignment to UIRF, at the option LICENSEE, of LICENSEE’S interest therein upon termination of this Agreement.

9.6 LICENSEE shall have the right to terminate this Agreement, either in its entirety or on a LICENSED PRODUCT-by-LICENSED PRODUCT basis, by giving ninety (90) days advance written notice to UIRF to that effect. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to UIRF become immediately payable with respect to any LICENSED PRODUCT affected by such termination, and if such termination is a termination of all of LICENSEE’S licenses as to LICENSED PRODUCTS in either the category referenced in Paragraph 3.5 or the category referenced in Paragraph 3.6, then no further payments under Paragraph 3.5 or Paragraph 3.6, as applicable, shall be payable after the effective date of such termination.

9.7 LICENSEE shall have the right during a period of [**] months following the effective date of such termination to sell or otherwise dispose of the LICENSED PRODUCT existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within [**] days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

9.8 Termination of this Agreement as to a LICENSED PRODUCT shall not alter the rights and obligations of the parties to the remaining LICENSED PRODUCTS.

ARTICLE X — ASSIGNMENT

10.1 This Agreement is binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement may not be assigned by LICENSEE without prior written consent of UIRF, such consent not to be unreasonably withheld; provided, however, that no such written consent of UIRF shall be required to assign this Agreement (a) to an AFFILIATE of LICENSEE, or (b) in connection with the merger or sale or other transfer of all or substantially all of the business or assets of LICENSEE to which this Agreement relates. LICENSEE agrees to provide UIRF, within [**] days of any such assignment, with contact information for the assignee.

ARTICLE XI — REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

11.1 Nothing in this agreement shall be construed as conferring a right to use in advertising, publicity or otherwise the name of the UI or UIRF, or the inventors. Unless required by law, or unless specifically approved in advance in writing by UIRF, LICENSEE’S use of the name “The University of Iowa” or the name of any University of Iowa college, department, or inventor in advertising, publicity or other promotional activities is expressly prohibited, provided that LICENSEE may publicly disclose that it has been granted a license under the PATENT RIGHTS and RCA Results and its research, development and commercialization activities with respect to LICENSED PRODUCTS.

11.2 UIRF represents that it has the right to grant the licenses and rights contemplated under this Agreement.

11.3 UIRF has not received written notice of any pending or threatened claims or actions seeking to invalidate any PATENT RIGHTS.

11.4 EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, UIRF AND INSTITUTE EXPRESSLY DISCLAIM ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND

MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS OR RCA RESULTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, RCA RESULTS, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, UIRF AND INSTITUTE MAKE NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, and (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS, RCA RESULTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF UIRF, INSTITUTE, OR OF ANY THIRD PARTY.

11.5 UIRF and Institute assume no responsibilities whatever with respect to design, development, manufacture, use, sale or other disposition by LICENSEE or AFFILIATES of LICENSED PRODUCTS or LICENSED PROCESSES. The entire risk as to the design, development, manufacture, offering for sale, sale, or other disposition and performance of LICENSED PRODUCTS and LICENSED PROCESSES is assumed by LICENSEE and AFFILIATES.

11.6 IN NO EVENT SHALL UIRF, INSTITUTE, LICENSEE OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S AFFILIATES, SUBLICENSEES, OR DISTRIBUTORS FORINDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER UIRF, INSTITUTE OR LICENSEE, AS APPLICABLE, SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED THAT, NOTHING IN THIS SECTION 11.6 SHALL LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

11.7 LICENSEE, AFFILIATES, and sublicensees shall not use the name of the Institute or of any trustee, director, officer, staff member, employee, student, or agent of the Institute or any adaption thereof in any advertising, promotional or sales literature, publicity, or in any document employed to obtain funds or financing without the prior written approval of the Institute or the individual whose name is to be used. For Institute, such approval shall be obtained from Institute’s Chief Public Affairs Officer.

11.8 This Section 11 shall survive termination or expiration of this Agreement.

ARTICLE XII — GENERAL

12.1 (a)	LICENSEE shall indemnify, defend and hold harmless UIRF, the University of Iowa, Institute and its AFFILIATES, and their respective current and former employees, trustees, directors, officers, medical and professional staff, and agents, the Board of Regents — State of Iowa, and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)	LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to UIRF and to Institute, to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitees shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitees by counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitees and any other party represented by such counsel. Licensee agrees to keep UIRF and Institute informed of the progress in the defense and disposition of such claim and to consult with UIRF and Institute prior to any proposed settlement.

(c)

Beginning at the time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals) by LICENSEE or AFFILIATE or agent of LICENSEE or sublicensee, LICENSEE shall, at its sole cost and expense procure and maintain Commercial General Liability insurance in amounts not less than $[**] per occurrence and $[**]annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service LICENSEE shall, at its sole cost and expense, procure and maintain Commercial General Liability insurance in such equal or lesser amounts as UIRF shall require, naming the Indemnitees as additional insureds. Such Commercial General Liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under Section 12.1 (a) of this Agreement, which includes coverage for bodily injury and property damage, including completed operations, personal injury, coverage for contractual employees, blanket contractual and products and completed operations. Following LICENSEE’S acquisition by a pharmaceutical company having (together with its AFFILIATES) more than one billion U.S. dollars in annual revenues, LICENSEE may elect to self-insure all or part of the limits described above, provided that, if LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be reasonably acceptable to UIRF, Institute and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 12.1 (c) shall not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under Section 12.1 (a) of this Agreement. Policy shall contain a severability of interests provision.

(d)	LICENSEE shall provide UIRF and Institute with a certificate of liability insurance in accordance with Section 12.1(c) at such time as any product, process or service is commercially distributed, sold, leased or otherwise transferred, or performed or used. LICENSEE shall provide UIRF and Institute with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such [**] day period, UIRF shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

(e)	LICENSEE shall maintain such Commercial General Liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed, sold, leased, or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than [**] years.

(f)	Sections 12.1 (c), 12.1 (d), and 12.1 (e) shall survive termination or expiration of this Agreement.

12.2 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve may be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. In the event a dispute is arbitrated, the demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statutes of limitation. Such arbitration shall be held in Chicago, Illinois. The award through arbitration shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

12.3 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

12.4 No waiver by a party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of a party to exercise any right, power or privilege hereunder be deemed a waiver of such right, power or privilege.

12.5 The relationship between the parties is that of independent contractor and contractee. LICENSEE shall not be deemed to be an agent of UIRF in connection with the exercise of any rights hereunder, and shall not have any right or authority to assume or create any obligation or responsibility on behalf of UIRF.

12.6 No party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such party, such acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeur” events.

ARTICLE XIII — NOTICES; APPLICABLE LAW

13.1 Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given if in writing and when sent by express courier, certified or registered mail addressed to the party for whom intended at the address set forth below, or to such address as either party may hereafter designate in writing to the other:

(a)	For the UIRF:	University of Iowa Research Foundation
Attn: Executive Director
112 North Capitol Street
6 Gilmore Hall
Iowa City, Iowa 52242-1320

(b)	For the LICENSEE:	AAVenue Therapeutics, LLC,
c/o The Children’s Hospital of Philadelphia
34th Street and Civic Center Blvd., Philadelphia, PA 19104
Attn: Chief Executive Officer

	With a copy to:	The Children’s Hospital of Philadelphia
34th Street and Civic Center Blvd.,
Philadelphia, PA 19104
Attn: General Counsel

13.2 This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Iowa without regard to any conflicts of law principles that would require the application of the laws of another jurisdiction.

13.3 LICENSEE agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department

of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold UIRF harmless in the event of any legal action of any nature occasioned by such violation.

ARTICLE XIV — INTEGRATION

14.1 This Agreement constitutes the final and entire agreement between the parties, and supersedes all prior written agreements and any prior or contemporaneous oral understanding regarding the subject matter hereof. Any representation, promise or condition in connection with such subject matter which is not incorporated in this agreement shall not be binding on either party. No modification, renewal, extension or termination of this agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension or termination is sought, unless made in writing and signed on behalf of such party by a duly authorized officer.

IN WITNESS WHEREOF, each of the parties have caused this agreement to be executed by its duly authorized representative.

LICENSOR		LICENSEE
The University of Iowa Research Foundation		AAVenue Therapeutics, LLC

By:	/s/ Zev Sunleaf	By:	/s/ Jeffrey D. Marrazzo

Name:	Zev Sunleaf	Name:	Jeffrey D. Marrazzo

Title:	Executive Director	Title:	President and CEO

9/5/13		10/14/13
Date		Date

Appendix A

Patent Rights

UIRF Invention No.	Title	Application No.	Patent / IP No.	Application Filing Date	Issue Date of Patent	Country of Filing	UIRF Patent No.	VHP Ref. No.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

Appendix B

Common Share Membership Agreement

Common Share Membership Agreement

This Common Share Membership Agreement (this “Agreement”) is made as of October 14, 2013 (the “Admission Date”), by and between AAVenue Therapeutics, LLC (the “Company”) and the University of Iowa Research Foundation (the “Member”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Defined Terms.

(a) Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 14, 2013, as amended from time to time (the “LLC Agreement”).

(b) For purposes of this Agreement:

“Member Shares” means [**] Common Shares.

2. Sale of Member Shares; Admission as Member of the Company.

(a) As of the Admission Date, the Company hereby issues to the Member, and the Member hereby accepts from the Company, subject to the terms and conditions set forth in this Agreement and in the LLC Agreement, the Member Shares in consideration for entering into a License Agreement attached hereto as Exhibit A, dated the date hereof (the “License Agreement”). Upon execution of this Agreement and the License Agreement, the Member shall become a member of the Company effective as of the Admission Date. The number of Member Shares acquired by the Member shall be reflected on Schedule A to the LLC Agreement opposite such Member’s name. The Member Shares are hereby designated in accordance with the LLC Agreement as Series 1 Common Shares.

3. Agreement to be Bound by LLC Agreement. The Member agrees to be bound by the terms and conditions of the LLC Agreement and authorizes the signature page of this Agreement to be attached to the LLC Agreement, or counterparts thereof. The Member acknowledges receipt of a copy of the LLC Agreement.

4. “Market Stand-off Agreement. The Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial registration by the Company of the Surviving Corporation Shares or any other equity securities on a registration statement under the Securities Act (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Surviving Corporation Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Surviving Corporation Shares (whether such shares or any such securities are then owned by the Member or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Surviving Corporation Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 4 shall apply only to the IPO, shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Member only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 1% of the outstanding Surviving Corporation Shares (after giving effect to conversion into Surviving Corporation Shares of all outstanding Preferred Shares). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Member further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4 or that are necessary to give further effect thereto.

5. Miscellaneous.

(a) Construction. For purposes of this Agreement, references to Common Shares shall include references to any securities issued in respect of Common Shares in connection with any reorganization of the Company, reclassification of the Common Shares or other similar transaction, including in connection with the conversion of the LLC into a Corporation pursuant to Section 12.04 of the LLC Agreement. For the avoidance of doubt, any and all new, substituted or additional securities to which the Member is entitled by reason of his ownership of the Member Shares shall be immediately subject to the provisions of this Agreement in the same manner and to the same extent as the Member Shares.

(b) Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

(c) Waiver; Amendment. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. The terms of this Agreement may be amended only by a written instrument duly executed by the Company and the Member.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Member and their respective heirs, legal representatives, successors and assigns, subject to the terms of this Agreement, the License Agreement and the LLC Agreement.

(e) Notice. All notices required or permitted hereunder shall be delivered in accordance with the provisions of the LLC Agreement.

(f) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding conflicts or choice of law to the contrary.

(g) Entire Agreement. This Agreement, the License Agreement and the LLC Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[Remainder of Page Intentionally Left Blank]

Executed, in counterpart, as of the Admission Date.

MEMBER:

THE UNIVERSITY OF IOWA RESEARCH FOUNDATION

By:	/s/ Zev Sunleaf
	Name:	Zev Sunleaf
	Title:	Executive Director

ACCEPTED AND AGREED:

AAVENUE THERAPEUTICS, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

EXHIBIT A

License Agreement

Incorporated by Reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1

Appendix C

Research Collaboration Agreement effective as of February 10, 2012, by and among UI, on behalf of itself and its employee [**], Howard Hughes Medical Institute (“HHMI”) and The Children’s Hospital of Philadelphia (“CHOP”), as amended effective November 19, 2012 and September 3, 2013

September     , 2013

Jeffrey D. Marrazzo

President & CEO

AAVenue Therapeutics, LLC

c/o The Children’s Hospital of Philadelphia

34th Street and Civic Center Blvd., Philadelphia, PA 19104

RE:	Research Collaboration Agreement (RCA), effective February 10, 2012 and amended November 19, 2012 and September 3, 2013, by and among The University of Iowa, on behalf of itself and its employee, [**] (“Iowa”). Howard Hughes Medical Institute (“HHMI”), and The Children’s Hospital of Philadelphia (“Hospital”)

Dear Dr. Marrazzo:

This Memorandum of Understanding (MOU) serves as a follow up to our conversations regarding the above referenced Research Collaboration Agreement (RCA), which is attached herein.

The University of Iowa Research Foundation (UIRF) understands and acknowledges that the intent is to replace the RCA with a Sponsored Research Agreement (SRA) between Iowa and AAVenue Therapeutics, LLC (AAVenue). In the meantime, from now until the SRA becomes fully executed, the UIRF agrees to the following:

•	For any “Sole Inventions” owned by Iowa, as defined in the RCA, in the event that the UIRF files a patent application claiming such Sole Invention, the UIRF agrees to incorporate such patent application under the PATENT RIGHTS as defined in Paragraph 1.1. of the License Agreement between UIRF and AAVenue, effective October 14, 2013, a copy of which is attached herein.

•	For any “Joint Inventions” that are jointly owned by Iowa and Hospital or HHMI, as defined in the RCA, in the event that the UIRF or Hospital files a patent application claiming such Joint Invention, and to the extent that Hospital agrees to assign or license its interest, if any, in such patent rights to AAVenue, the UIRF agrees to incorporate such patent application under the PATENT RIGHTS as defined in Paragraph 1.1. of the License Agreement between UIRF and AAVenue, effective October 14, 2013.

If these provisions are acceptable to you, please sign and date below. Then return a copy of this letter.

Best Regards,

/s/ Zev Sunleaf

Zev Sunleaf

Executive Director

University of Iowa Research Foundation

ACKNOWLEDGED AND AGREED:

By:	/s/ Jeffrey D. Marrazzo	Date:	October 14, 2013
Jeffrey D. Marrazzo President & CEO, AAVenue Therapeutics

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement (the “Agreement”), having an Effective Date of February 10, 2012 is made “between The University of Iowa on behalf of itself and its employee, [**] (“Iowa”), and Howard Hughes Medical Institute (“HHMI”) and The Children’s Hospital of Philadelphia (the “Hospital”) under the following terms and conditions. HHMI and the Hospital are referred to collectively in this Agreement as the “Institutions” and, unless specifically named, are treated as a single party.

1. Research Project. Iowa and the Institutions desire to undertake collaborative research activities for the purpose of developing a protocol using Adeno-Associated Virus (“AAV”) gene therapy as a potential treatment for subjects diagnosed with Huntington’s and Batten’s disease (“Research Activities”). Iowa and the Institutions will work jointly to develop a safe and effective AAV vector for future testing in animal models and ultimately in human subjects (the “Research Project”). The respective contributions of Iowa and the Institutions to the Research Project are described in the Statement of Work set forth on Attachment A to this Agreement, which is incorporated herein by reference. The Principal Investigator for the Institutions will be [**]. The Principal Investigator for Iowa will be [**]. The Research Project shall not exceed the scope of work set forth on Attachment A, provided that [**] may from time to time, agree to certain modifications of the Scope of Work detailed in Attachment A herein that do not materially alter its scope, as they believe appropriate. Any significant changes must be in writing and must be approved by Iowa, HHMI, and the Hospital. Each party will bear all of its own costs and expenses in connection with the Research Project.

All parties agree that clinical trials will not be performed under this Agreement. A separate agreement between the parties is required for the conduct of any future clinical trials. In addition, Iowa agrees that CHOP will be the sponsor of any clinical trial directly resulting from Research A divides under this Agreement. The parties agree that in consideration of Iowa’s performance of Research Activities under this Agreement, any and all subsequent clinical trials resulting from such Research Activities shall be offered for placement at Iowa. Such clinical trials shall be conducted by Iowa under die direction of an Iowa employee acting as principal investigator.

2. Transfer of Materials Among Parties. Biological and other research materials, as hereinafter defined, may be transferred between Iowa and the Institutions in connection with the Research Project. The following terms shall govern any transfer of materials pursuant to the Research Project.

a. In General. It is expected that Iowa will transfer to the Institutions materials developed outside the course of the Research Project as set forth in Attachment A, and the Institutions will transfer to Iowa materials developed outside the course of the Research Project as set forth in Attachment A. In addition, other materials developed during the course of the Research Project may be transferred between the parties as part of the Research Project. Materials developed solely by Iowa, whether developed before or after the Effective Date, together with progeny and unmodified derivatives, will be owned solely by Iowa (“Iowa Materials”); materials developed solely by Institutions, whether before or after the Effective Date, together with progeny and unmodified derivatives, will be owned solely by Institutions (“Institutions Materials”); materials developed jointly by researchers at Iowa and the Institutions in the course of the Research Project will be owned jointly (“Jointly Developed Materials”). Iowa Materials, Institutions Materials and Jointly Developed Materials are sometimes hereinafter referred to as “Research Materials,” singly or collectively.

b. No Warranties. All Research Materials transferred in connection with the Research Project are experimental in nature and shall be used with prudence and appropriate caution, since not all of their characteristics are known. ALL RESEARCH MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. A party providing its Research Materials makes no representation or warranty to the receiving party that the use of such Research Materials will not infringe any patent, copyright, trademark or other proprietary right.

c. Legal Title; Use. Legal title to any Research Materials transferred hereunder shall be unaffected by this Agreement or the transfer made hereunder. The Institutions agree that the Iowa Materials shall be used only in the course of the Research Project and only in [**] laboratory in research by laboratory personnel under her immediate and direct control. Iowa will use Institutions Materials only in the course of the Research Project, and only in [**] laboratory in research by laboratory personnel under her immediate and direct control. In addition, during the term of the Research Project, any Jointly Developed Materials will not be used by the parties for any purpose other than in the Research Project.

d. Limitations. Research Materials transferred under this Agreement are provided only for use in vitro. Research Materials transferred under this Agreement will not be used in humans, including for purposes of diagnostic testing. Any use of Iowa Materials by the Institutions, or of Institutions Materials by Iowa, or of Jointly Developed Materials by a party, other than in accordance with this paragraph 2, is a material breach of this Agreement for purposes of the termination provisions of paragraph 8, below.

e. Recipient Rights in Transferred Materials. The transfer of Iowa Material to the Institutions, and the transfer of Institutions Materials to Iowa, gives the recipient no rights to such Iowa Materials or Institutions Materials other than those specifically set forth in this Agreement.

3. Confidentiality. Subject to paragraph 5, below, during the term of this Agreement and for a period of [**] years thereafter, each party shall keep confidential all written and oral information that is disclosed to it by the other party in connection with the Research Project that is marked “Confidential” and/or identified in writing as “Confidential” by the disclosing parry (“Confidential Information”) and treat the Confidential Information according to the same internal security procedures and with the same degree of care regarding its confidentiality as the party receiving the disclosure treats similar information of its own within its organization. Confidential Information does not include information that: (i) is or later becomes available to the public through no breach of this Agreement; (ii) is obtained from a third party who had the legal right to disclose the information; (iii) as of the date of disclosure, is already in the possession of the party to whom disclosure is made; or (iv) is required to be disclosed by law, government regulation, or court order. Receiving party may retain one (1) copy of all Confidential Information for archival purposes.

4. Results of Research Project.

a. In General. Each party will keep the other parties informed of research results obtained from its work in connection with the Research Project (“Research Project Results”). Confidential Information shared in accordance with this paragraph shall be treated as Confidential by the party to which it is disclosed, and shall be handled by that party in accordance with, the terms of paragraph 3, above until such Research Project Results are published in accordance with Section 5 herein. Following the collaboration, each party shall have an unrestricted right to use for its own internal research purposes all Research Project Results, including without limitation any Sole Invention of any party and any Joint Invention (as such terms are defined below), obtained from the Research Project. The party generating any tangible Research Project Results will make a reasonable number of samples of such Results available to the other parties as soon as the Research Project Results have been generated.

b. Inventions. For purposes of this Agreement, an “Invention” is any invention or discovery, whether patentable or nonpatentable, or copyrightable or non-copyrightable, that is conceived or reduced to practice in the course of the Research Project. Inventorship of Inventions will be determined in accordance with principles of U.S. patent law. In the case of a non-patentable Invention, inventorship will be determined under such principles by treating such Invention as if it were patentable. If an Invention is made by one or more inventors all of whom are required to assign rights in the Invention to a single party (a “Sole Invention”), the Sole Invention shall be the property of that party. If an Invention is made by more than one inventor, and at least one inventor is required to assign rights in the Invention to Iowa, and at least one inventor is required to assign rights in the Invention either to HHMI or to the Hospital, the Invention shall be jointly owned by the parties who are assigned rights in the Invention (each, a “Joint Invention”). However, HHMI will assign its rights in any Sole Inventions and Joint Inventions to the Hospital pursuant to the collaborative arrangements between them, subject, however, to a research-use license retained by HHMI. In the event of such Joint Inventions, the Hospital and Iowa may pursue joint patent protection of Joint Inventions.

c. Licensing of Sole Inventions. Each of Iowa and the Institutions separately reserve the right to license their interest(s) in any Sole or Joint Invention, subject to the other party’s right to use the Sole or Joint Invention for their own internal research or academic purposes, and the Institutions or Iowa, as the case may be, shall have no right to compensation in connection with any such license granted by the other party to any third party.

5. Publication. It is contemplated that the Research Project Results will be jointly published; however, the Institutions and Iowa each separately reserve the right to publish Research Project Results generated in the course of the Research Project. The parties agree to abide by the policies of major medical journals in which publications will appear and the International Committee of Medical Journal Editors (“ICMJE”) as to such matters as the public release or availability of data or biological materials relating to the publication and to abide by the HHMI Research Tools and Sharing Policies (found at http://www.hhmi.org/about/research/policies.html#sharing.) Authorship of the Research Project Results will be determined in accordance with academic standards and custom. Proper acknowledgment will be made for the contributions of each party to the Research Project Results being published. If a proposed publication is not a joint publication, the party wishing to make the publication shall provide a copy of the manuscript or abstract to the other party at least [**] days prior to publication in order to allow the other party an opportunity to protect Confidential Information or intellectual property that might be disclosed by the manuscript or abstract. In addition, a party will not publish Confidential Information received from the other party (not to include Project Research Results) without such other party’s written consent. Upon publication of Research Project Results, the confidentiality restrictions of this Agreement shall no longer apply to them. In addition, each party shall make samples of its Research Materials (including Jointly Developed Materials) disclosed in the publication available upon request (supplies permitting) to scientists at non-profit institutions, provided that the recipient scientist agrees in writing that such Research Materials (i) will be used for research in the recipient scientist’s laboratory only, (ii) will not be used for any commercial purpose, (iii) will not be used for work on human subjects, and (iv) will not be distributed to other laboratories.

6. Responsibilities of the Parties. Each party is an independent contractor and has no authority to bind or act on behalf of another party. Each party is responsible and liable to the other parties only for the negligent acts and omissions of its employees acting within the scope of his/her employment relating to the Research Project or to any Research Materials that have been transferred to it in connection with the Research Project, to the full extent permitted by the Iowa Tort Claims Act which is the exclusive remedy for processing tort claims against the State of Iowa.

7. Compliance with Laws and Regulations. All research done in connection with the Research Project, including all use of Research Materials transferred hereunder, will be done in compliance with all applicable federal, state or local laws, governmental regulations of the United States, including without limitation current NIH regulations or regulations pertaining to research with recombinant DNA that may be applicable.

8. Term of Agreement; Duration of Research Project. This Agreement shall go into effect on the Effective Date and shall continue in effect until the Research Project is completed or terminated. It is expected that the Research Project will be completed within approximately three years of the Effective Date. However, Iowa, HHMI, or the Hospital may terminate the Research Project and this Agreement at any time upon 30 days’ written notice to the other parties, regardless of whether the Research Project has been completed. In addition, in the event of a material breach of this Agreement by a party, any other party may terminate the Research Project and this Agreement immediately upon written notice to both other parties. If the Research Project and this Agreement are terminated, Iowa Materials received pursuant to this Agreement by the Institutions shall, at the request of Iowa, be returned to Iowa or properly destroyed, and Institution Materials received pursuant to this Agreement by Iowa shall, at the request of the Institutions, be returned to the Institutions or properly destroyed. The terms of paragraphs 2, 3, 4, 5, 6, and 7, this sentence, and the preceding sentence shall survive any termination of this Agreement.

9. Assignment. This Agreement is not assignable by a party, whether by operation of law or otherwise, either in whole or in part, without the prior written consent of the other parties.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which counterparts shall together constitute one and the same instrument. This Agreement may also be delivered electronically, and an electronic copy of an executed signature page or pages shall be as binding as originals.

11. Entire Agreement. This Agreement (including Attachment A hereto), and any other documents executed in connection herewith by authorized representatives of the parties, contain the entire agreement between the parties relating to the subject matter contained herein, and supersede all prior or contemporaneous agreements, written or oral, with respect thereto.

12. Export Control. Prior to transferring any materials which are subject to export control, a party shall notify the receiving party in writing of the nature and extent of the export control.

Agreed by:

HOWARD HUGHES MEDICAL INSTITUTE

By:	/s/ Jack E. Dixon

Name:	Jack E. Dixon, PhD

Title:	Vice President and Chief Scientific Officer

Date:	2-10-2012

Children’s Hospital of Philadelphia, The

By:	/s/ Ellen Purpus

Name:	Ellen Purpus, Ph.D.

Title:	Director of Technology Transfer

Date:	15 Feb 2012

The University of Iowa

By:	/s/ Wendy Beaver

Name:	Wendy Beaver

Title:	Senior Associate Director
Division of Sponsored Programs

Date:	2-23-2012

Read and acknowledged:

[**]

Date:	Feb 14, 2012

[**]

Date:	2/22/2012

Attachment A

Research Collaboration Agreement

STATEMENT OF WORK

The Institutions will supply Iowa with the following biological or other materials developed outside of the Research Project: [**].

Iowa will supply the Institutions with the following biological or other materials developed outside of the Research Project: [**].

Iowa will supply Institutions with the following biological or other materials developed during the course of the Research Project: [**].

Description of the research that will be done by the Institutions in the course of the Research Project: [**].

Description of the research that will be done by Iowa in the course of the Research Project: [**].

Clinical trials will not be performed under this Agreement. A separate agreement between the parties is required for the conduct of any future clinical trial. In addition, Iowa agrees that CHOP will be the sponsor of any clinical trial directly resulting from Research Activities under this Agreement. The parties agree that in consideration of Iowa’s performance of Research Activities under this Agreement, any and all subsequent clinical trials resulting from such Research Activities shall be offered for placement at Iowa. Such clinical trials shall be conducted by Iowa under the direction of an Iowa employee acting as principal investigator.

CONTRACT AMENDMENT #1

This Amendment issued this 19th day of November, 2012, serves as modification to the Research Collaborative Agreement (the “Agreement”), made between The University of Iowa on behalf of itself and its employee, [**] (“Iowa”), and Howard Hughes Medical Institute (“HHMI) and The Children’s Hospital of Philadelphia (the “Hospital”) dated February 10, 2012.

The terms of the Agreement are hereby modified as follows:

(1)	Paragraph 4(c) is amended to include: Each of Iowa and the Institutions agree not to license their interest(s) in any Sole or Joint Inventions until the earlier of the following: (1) Submission of an IND to the FDA based on the Research Project; or (2) until at least [**] days after the final results of the Research Project funded by Hospital have been received by both Parties. The foregoing is subject to each party’s right to use the Sole or Joint Invention for its own internal research or academic purposes following the collaboration.

(2)	The following Paragraph (d) is added to Section 4 Results of Research Project:

4(d). Licensing of Intellectual Property in the field of Huntington’s Disease. Iowa and its designated manager of intellectual property, The University of Iowa Research Foundation, agree not to commercially license the following intellectual property in the field of Huntington’s Disease and Batten’s Disease therapeutics, without Hospital’s approval, until at least [**] days after the final results of the Research Project funded by Hospital have been received by both Parties.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of five pages were omitted. [**]

(3)	A Section 13 entitled Payment and Billings shall be added to the Agreement and shall state:

13.	Payment and Billings. It is agreed to and understood by the parties hereto that, total costs to Hospital for Iowa’s performance of the project outlined in Exhibit A, parts I and II, entitled Iowa-CHOP HD Program and Iowa-CHOP Batten’s Disease Program, respectively, shall not exceed the sum of [**] Dollars ($[**]) and [**] dollars ($[**]), respectively. A detailed budget for the whole Statement of Work is described in Exhibit B, parts I and II. On a quarterly basis following execution of this amendment, Iowa shall submit an invoice to Hospital reporting the work performed in the calendar quarter immediately preceding the date of the invoice, and Hospital shall pay said invoice within [**] days of receipt. Invoices shall be submitted to [**]. The period of performance for the Statement of Work described in Exhibit B, parts I and 11 shall be 2 years from the date of execution of this amendment. The budgets described in Exhibit B may be modified by mutual consent of both Iowa and Hospital.

(4)	Exhibits A and B, attached hereto, shall be added to the Statement of Work of the Research Collaboration Agreement.

All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, represented by officials authorized to bind them, have caused this Amendment to be executed in duplicate as of the date(s) set forth below.

HOWARD HUGHES MEDICAL INSTITUTE

By:	/s/ Jack E. Dixon

Name:	Jack E. Dixon, PhD

Title:	Vice President and Chief Scientific Officer

Date:	12/7/12

Children’s Hospital of Philadelphia, The

By:	/s/ Ellen Purpus

Name:	Ellen Purpus, Ph.D.

Title:	Director of Technology Transfer

Date:	27 Nov 2012

The University of Iowa

By:	/s/ Jennifer Lassner

Name:	Jennifer Lassner

Title:	Executive Director of Sponsored Programs

Date:	11/20/12

Read and acknowledged:

[**]

Date:	Nov 28, 2012

[**]

Date:	Nov 16, 2012

Exhibit A

Part I

Iowa-CHOP HD Program

[**].

Part II

Iowa-CHOP Batten’s Disease Program

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Exhibit B

Budget

Part I — Huntinton’s Disease Budget

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

Part II — Batten’s Disease

Budget for Batten Project — [**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

CONTRACT AMENDMENT #2

This Amendment issued this 3rd day of September, 2013, serves as a modification to the Research Collaboration Agreement (the “Agreement”), made among The University of Iowa on behalf of itself and its employee, [**] (“Iowa”), and Howard Hughes Medical Institute (“HHMI”) and The Children’s Hospital of Philadelphia (the “Hospital”) dated February 10, 2012, as previously amended in Contract Amendment #1 thereto, issued November 19, 2012.

The terms of the Agreement are hereby modified as follows:

(1)	The amendment to paragraph 4(c) created as part of Contract Amendment #1 in November 2012 is amended to: Each of Iowa and the Institutions agree not to license their interest(s) in any Sole or Joint Inventions to any company other than AAVenue Therapeutics, LLC, a Delaware limited liability company (“AAVenue”), until the earlier of the following: (1) Submission of an IND to the FDA based on the Research Project; or (2) until at least [**] days after the final results of the Research Project funded by Hospital have been received by both Parties. The foregoing is subject to each party’s right to use the Sole or Joint Invention for its own internal research or academic purposes following the collaboration.

(2)	The Paragraph (d) added to Section 4, Results of Research Project, created as part of Contract Amendment #1 in November 2012 is amended to:

4(d). Licensing of Intellectual Property in the field of Huntington’s Disease and Batten’s Disease Therapeutics. Iowa and its designated manager of intellectual property, The University of Iowa Research Foundation, agree not to commercially license the following intellectual property in the field of Huntington’s Disease and Batten’s Disease therapeutics to any company other than AAVenue, until at least [**] days after the final results of the Research Project funded by Hospital have been received by both Parties.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

As amended hereby, the terms and conditions of the Agreement, as previously amended, remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, represented by officials authorized to bind them, have caused this Amendment to be executed in duplicate as of the date(s) set forth below.

HOWARD HUGHES MEDICAL INSTITUTE

By:	/s/ Erin K. O’Shea

Name:	Erin K. O’Shea, Ph.D.

Title:	Vice President and Chief Scientific Officer

Date:	8/28/13

Children’s Hospital of Philadelphia, The

By:	/s/ Ellen Purpus

Name:	Ellen Purpus, Ph.D.

Title:	Director of Technology Transfer

Date:	3 Sept 2013

The University of Iowa

By:	/s/ Jennifer Lassner

Name:	Jennifer Lassner

Title:	Executive Director of Sponsored Programs

Date:	8/26/13

Read and acknowledged:

[**]

Date:

[**]

Date:	8/23/13

LICENSE AGREEMENT AMENDMENT

This Amendment (hereinafter “Amendment”) serves as a modification to the License Agreement, having an effective date of October 14, 2013, made by and between the University of Iowa Research Foundation, an Iowa Corporation having its principal office at 6 Gilmore Hall, 112 North Capitol Street, Iowa City, Iowa 52242 (hereinafter “UIRF”), and Spark Therapeutics, LLC, formerly known as AAVenue Therapeutics, LLC (hereinafter “Licensee”), having offices at c/o The Children’s Hospital of Philadelphia, 34th Street and Civic Center Blvd., Philadelphia, PA 19104 (hereinafter “License”).

WHEREAS, UIRF and Licensee desire that the Agreement be amended in order to add patents and patent applications described and disclosed as part of:

[**].

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, UIRF and Licensee, intending to be bound, hereby mutually agree to the following:

1.	Appendix A “Patent Rights” shall be amended to add the following patents and patent applications:

UIRF Invention No.	Title	Application No.	Patent / IP No.	Application Filing Date	Issue Date of Patent	Status	Country of Filing	UIRF Patent No.
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

2.	In accordance with Section 6.1 of the License, which states that “LICENSEE shall reimburse UIRF for all reasonable expenses UIRF incurs for the preparation, filing, prosecution and maintenance of PATENT RIGHTS”, Licensee shall pay to UIRF within [**] days, in the amount of [**] Dollars and [**] cents ($[**]) for previously unreimbursed out-of-pocket patent expenses relating to the patents and patent applications specified in paragraph 1 of this Amendment, which includes services rendered through October 29, 2013 that the UIRF has received invoices for as of October 31, 2013.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officer or representative. The effective date of this Amendment is December 27, 2013.

University of Iowa Research Foundation		Spark Therapeutics, LLC

By:	/s/ Zev Sunleaf	By:	/s/ Jeffrey D. Marrazzo

Name:	Zev Sunleaf	Name	Jeffrey D. Marrazzo

Title:	Executive Director	Title:	President and CEO

Date:	Date: